EXHIBIT 99.1

Donegal Group Inc. Announces 53.8 Percent Increase in Fourth Quarter Net Income and Improved Full Year 2013 Results

MARIETTA, Pa., Feb. 21, 2014 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported its financial results for the fourth quarter and full year of 2013. Highlights included:

  Net income of $9.6 million for the fourth quarter of 2013, with improved underwriting results generating a 53.8% increase over net income for the fourth quarter of 2012
  Net income of $26.3 million for the full year of 2013, increasing 14.0% over the full year of 2012
  9.2% increase in net premiums earned and 7.9% increase in net premiums written for the fourth quarter of 2013, reflecting continuing organic growth in commercial lines and the benefit of premium rate increases
  95.4% statutory combined ratio1 for the fourth quarter of 2013, representing the lowest combined ratio for any quarterly period in the past five years
  Operating income1 of $9.9 million for the fourth quarter of 2013, significantly outperforming operating income of $5.1 million for the fourth quarter of 2012

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 132,982	$ 121,824	9.2%	$ 515,292	$ 475,002	8.5%
Investment income, net	4,685	5,445	-14.0	18,795	20,169	-6.8
Realized (losses) gains	(520)	1,709	-130.4	2,423	6,859	-64.7
Total revenues	139,395	131,904	5.7	547,110	514,983	6.2
Net income	9,564	6,220	53.8	26,322	23,093	14.0
Operating income	9,907	5,092	94.6	24,723	18,565	33.2

Per Share Data
Net income – Class A (diluted)	$ 0.36	$ 0.25	44.0%	$ 1.02	$ 0.91	12.1%
Net income – Class B	0.34	0.22	54.5	0.94	0.83	13.3
Operating income – Class A (diluted)	0.37	0.20	85.0	0.96	0.73	31.5
Operating income – Class B	0.35	0.18	94.4	0.88	0.67	31.3
Book value	15.02	15.63	-3.9	15.02	15.63	-3.9

1The "Definitions of Non-GAAP and Operating Measures" section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles ("GAAP").

Donald H. Nikolaus, President and Chief Executive Officer, noted, "Donegal Group ended 2013 on a positive note, reflecting favorable market conditions that were present in our operating regions throughout the past year as well as our achievement of key milestones marking progress toward our long-term performance objectives. Of note, for the second consecutive quarter, our GAAP and statutory combined ratios for the fourth quarter of 2013 were the best we have achieved for any quarter during the past five years.

"Our strategic business plan calls for us to outperform the property and casualty insurance industry in terms of service, profitability and book value growth over the long term," Mr. Nikolaus noted. "Our commercial lines business performed well against that standard over the past year. We achieved solid new commercial business growth during 2013 and continued to see renewal premium increases in the 5-7% range throughout the fourth quarter. For the full year of 2013, the statutory combined ratio for our commercial business segment was 95.7%. We believe our regional market presence and our proven commitment to the small to mid-size commercial insurance market provide potential for continuing progress in expanding this business segment in 2014 and beyond."

Mr. Nikolaus continued, "In our personal lines business, our strategic underwriting initiatives contributed to improved profitability with a full-year statutory combined ratio for this business segment of 98.8%. For the year 2013, losses from weather events and large fire losses were below the prior year level. Personal lines net written premium growth primarily reflected rate increases we have implemented over the past year.

"As we look ahead to 2014, we are optimistic about the opportunities for profitable growth within our regional markets as we continue to enhance our relationships with existing independent agents and seek to appoint new agencies in selected markets. Further, we continue to pursue appropriate acquisition opportunities to help us achieve our long-term objectives," Mr. Nikolaus added.

At December 31, 2013, the Company's book value per share was $15.02, compared to $15.63 at December 31, 2012. The lower book value per share reflected a reduction in net unrealized gains in the fair value of the Company's available-for-sale fixed-maturity securities portfolio due to increased market interest rates during the year. During 2013, the Company repurchased 24,240 Class A shares at an average cost of $15.53 per share.

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$ 46,661	$ 45,559	2.4%	$ 196,363	$ 195,131	0.6%
Homeowners	25,708	22,340	15.1	106,420	97,118	9.6
Other	4,044	4,027	0.4	15,915	16,072	(1.0)
Total personal lines	76,413	71,926	6.2	318,698	308,321	3.4
Commercial lines:
Automobile	12,947	11,966	8.2	58,165	51,260	13.5
Workers' compensation	16,327	14,326	14.0	77,589	65,397	18.6
Commercial multi-peril	16,821	14,719	14.3	74,516	64,477	15.6
Other	1,262	1,760	(28.3)	4,463	6,992	(36.2)
Total commercial lines	47,357	42,771	10.7	214,733	188,126	14.1
Total net premiums written	$ 123,770	$ 114,697	7.9%	$ 533,431	$ 496,447	7.4%

The Company's net premiums written increased 7.9% for the fourth quarter of 2013 compared to the fourth quarter of 2012. This increase represented the combination of 10.7% growth in commercial lines writings and 6.2% growth in personal lines writings. The $9.1 million growth in net premiums written for the fourth quarter of 2013 compared to the fourth quarter of 2012 included:

  $2.1 million, or 1.8% of total net premiums written, related to a change in the Michigan Insurance Company ("MICO") quota-share reinsurance agreement that continued to increase the amount of business MICO retained. The Company acquired MICO in December 2010.
  $3.4 million in commercial lines premiums, excluding the MICO reinsurance change, that the Company attributed primarily to premium rate increases and new commercial accounts the Company's insurance subsidiaries have written throughout their operating regions.
  $3.6 million in personal lines premiums, excluding the MICO reinsurance change. The increase reflected modest new business premium, premium rate increases the Company has implemented over the past four quarters and lower reinsurance reinstatement premiums.

The Company's net premiums written increased 7.4% for the full year of 2013. The increase included $9.9 million related to the MICO reinsurance change. Excluding the MICO reinsurance change, commercial lines premiums rose $21.0 million, or 11.2%, and personal lines premiums increased $6.1 million, or 2.0%, for the full year of 2013 compared to the full year of 2012.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Statutory Combined Ratios
Personal Lines:
Automobile	107.0%	120.4%	103.2%	108.1%
Homeowners	88.9	89.3	93.0	100.9
Other	74.2	83.9	80.5	89.4
Total personal lines	99.3	108.9	98.8	105.0
Commercial Lines:
Automobile	108.0	76.5	104.9	94.5
Workers' compensation	86.4	113.5	96.9	98.1
Commercial multi-peril	84.5	87.5	92.9	90.5
Other	NM2	NM	NM	15.0
Total commercial lines	89.4	88.5	95.7	91.2
Total lines	95.4%	101.2%	97.4%	99.8%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	59.1%	68.2%	61.0%	63.2%
Loss ratio (weather-related)	3.5	3.9	5.6	6.9
Expense ratio	31.9	29.3	31.8	31.2
Dividend ratio	0.4	0.3	0.4	0.3
Combined ratio	94.9%	101.7%	98.8%	101.6%

[2]Not meaningful.

For the fourth quarter of 2013, the Company's statutory loss ratio declined to 62.7%, compared to 72.3% for the fourth quarter of 2012. For the full year of 2013, the Company's statutory loss ratio declined to 66.8% from 70.3% for the full year of 2012.

Weather-related losses of $4.6 million for the fourth quarter of 2013, or 3.5 percentage points of the Company's loss ratio, were in line with the $4.7 million, or 3.9 percentage points of the Company's loss ratio, for the fourth quarter of 2012. Weather loss activity in the fourth quarter of 2013 was slightly lower than the Company's five-year average for fourth-quarter weather losses of $5.3 million.

Large fire losses totaling $6.3 million for the fourth quarter of 2013, or 4.8 percentage points of the Company's loss ratio, compared favorably to the $6.7 million, or 5.5 percentage points of the Company's loss ratio, for the fourth quarter of 2012. Development of reserves for losses incurred in prior accident years was negligible for the fourth quarter of 2013.

Mr. Nikolaus commented, "We are certainly pleased with the overall trend improvement in our underwriting results. As we noted, the fourth-quarter combined ratio was the best we have seen in five years.

"A closer look at the quarterly underwriting results for our various business lines reveals a few atypical ratios," Mr. Nikolaus noted. "While the total effect of weather-related losses for the fourth quarter was slightly below the year-earlier level, our personal and commercial automobile lines of business were both impacted by weather to a greater degree than usual. Winter weather events in our operating regions contributed to an increase in collision claim frequency. Those collision losses masked a modest decline in casualty loss severity for personal auto in the fourth quarter, while additions to a handful of prior-accident-year case reserves also affected the commercial automobile line of business."

Mr. Nikolaus observed, "Higher premium rates now in place for many of our lines of business, including personal auto and homeowners, continued to strengthen our underlying performance during 2013. In most of our regions, we are continuing to file personal lines rate increases to keep pace with increasing loss costs. Our workers' compensation and commercial multi-peril lines of business reported solid performance in the fourth quarter, again reflecting the continued strength of the commercial insurance market within our regions."

The Company's statutory expense ratio1 was 32.2% for the fourth quarter of 2013, compared to 28.5% for the fourth quarter of 2012. The increase in the Company's expense ratio reflected higher underwriting-based incentive costs that resulted from significantly improved underwriting results for the fourth quarter of 2013 compared to the fourth quarter of 2012. The Company's statutory expense ratio was 30.2% for the full year of 2013, compared to 29.3% for the full year of 2012.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 81.3% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2013.

	December 31, 2013		December 31, 2012
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 62,279	7.9%	$ 72,311	9.0%
Obligations of states and political subdivisions	385,982	48.7	457,896	56.8
Corporate securities	55,547	7.0	77,356	9.6
Residential mortgage-backed securities	140,214	17.7	129,047	16.0
Total fixed maturities	644,022	81.3	736,610	91.4
Equity securities, at fair value	12,423	1.6	8,757	1.1
Investments in affiliates	35,685	4.5	37,236	4.6
Short-term investments, at cost	99,678	12.6	23,826	2.9
Total investments	$ 791,808	100.0%	$ 806,429	100.0%

Average investment yield	2.4%		2.5%
Average tax-equivalent investment yield	3.3%		3.5%
Average fixed-maturity duration (years)	4.5		4.8

The decrease in net investment income for the fourth quarter of 2013 compared to the fourth quarter of 2012 primarily reflected the effect of a non-recurring allocation adjustment to 2012's quarterly investment expenses as well as the lower average investment yield on the Company's fixed-maturity securities portfolio. Net investment income of $4.7 million for the fourth quarter of 2013 exceeded the $4.6 million net investment income for the third quarter of 2013. Net realized investment losses were $520,000 for the fourth quarter of 2013, compared to net realized investment gains of $1.7 million for the fourth quarter of 2012. The Company had no impairments in its investment portfolio that it considered to be other than temporary during the fourth quarters of 2013 or 2012.

Jeffrey D. Miller, Senior Vice President and Chief Financial Officer, in commenting on the Company's investment operations, noted, "During the fourth quarter of 2013, we implemented a number of proactive measures to lower the overall duration of our fixed-maturity securities portfolio and to position the Company to take advantage of anticipated increases in market interest rates.

"Those measures included the sale of approximately $34.0 million of longer duration fixed-maturity securities, the transfer of $212.2 million of longer duration available-for-sale fixed-maturity securities to the held-to-maturity classification, a plan to allocate a portion of our fixed-maturity portfolio to BBB-rated corporate securities and the engagement of an external investment advisor to manage $50.0 million of our fixed-maturity portfolio," Mr. Miller continued.

Mr. Miller concluded, "The actions taken in late 2013 reflect our intent to bolster investment income while remaining focused on our long-term goal of enhancing book value growth. Cash and short-term investments rose at year end because of the sale of the longer duration fixed maturity securities. We plan to invest those funds over time in shorter duration fixed-maturity securities and, to a lesser extent, dividend-paying equity securities."

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), which owns all of the outstanding capital stock of Union Community Bank. The Company accounts for its investment in DFSC using the equity method of accounting. The Company's equity in the earnings of DFSC was $408,000 for the fourth quarter of 2013, compared to $912,000 for the fourth quarter of 2012. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company's insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit ("SAP"). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are operating income (loss) and statutory combined ratio.

Operating income (loss) is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income (loss) as net income (loss) excluding after-tax net realized investment gains or losses. Because the Company's calculation of operating income (loss) may differ from similar measures other companies use, investors should exercise caution when comparing the Company's measure of operating income (loss) to the measure of other companies.

The following table provides a reconciliation of the Company's net income to the Company's operating income for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Operating Income
Net income	$ 9,564	$ 6,220	53.8%	$ 26,322	$ 23,093	14.0%
Realized losses (gains) (after tax)	343	(1,128)	NM	(1,599)	(4,528)	NM
Operating income	$ 9,907	$ 5,092	94.6%	$ 24,723	$ 18,565	33.2%

Per Share Reconciliation of Net Income to Operating Income
Net income – Class A (diluted)	$ 0.36	$ 0.25	44.0%	$ 1.02	$ 0.91	12.1%
Realized losses (gains) (after tax)	0.01	(0.05)	NM	(0.06)	(0.18)	NM
Operating income – Class A	$ 0.37	$ 0.20	85.0%	$ 0.96	$ 0.73	31.5%

Net income – Class B	$ 0.34	$ 0.22	54.5%	$ 0.94	$ 0.83	13.3%
Realized losses (gains) (after tax)	0.01	(0.04)	NM	(0.06)	(0.16)	NM
Operating income – Class B	$ 0.35	$ 0.18	94.4%	$ 0.88	$ 0.67	31.3%

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers' compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Friday, February 21, 2014, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company's web site at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably since its formation in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value.

As Forbes reported, Donegal Group Inc. was named to a list of the 100 Most Trustworthy Companies for 2013 and 2012, ranking the company among firms that have consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management. A reprint of the Forbes article is available as a "Featured Report" on the Company's web site.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2013	2012

Net premiums earned	$ 132,982	$ 121,824
Investment income, net of expenses	4,685	5,445
Net realized investment (losses) gains	(520)	1,709
Lease income	211	225
Installment payment fees	1,629	1,789
Equity in earnings of DFSC	408	912
Total revenues	139,395	131,904

Net losses and loss expenses	83,193	87,772
Amortization of deferred acquisition costs	21,517	19,334
Other underwriting expenses	20,861	16,297
Policyholder dividends	637	542
Interest	382	574
Other expenses	554	362
Total expenses	127,144	124,881

Income before income tax expense	12,251	7,023
Income tax expense	2,687	803

Net income	$ 9,564	$ 6,220

Net income per common share:
Class A - basic	$ 0.37	$ 0.25
Class A - diluted	$ 0.36	$ 0.25
Class B - basic and diluted	$ 0.34	$ 0.22

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	20,711,539	20,045,761
Class A - diluted	21,391,352	20,217,567
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 123,770	$ 114,697

Book value per common share
at end of period	$ 15.02	$ 15.63

Annualized return on average equity	9.7%	6.2%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2013	2012

Net premiums earned	$ 515,292	$ 475,002
Investment income, net of expenses	18,795	20,169
Net realized investment gains	2,423	6,859
Lease income	850	954
Installment payment fees	6,842	7,466
Equity in earnings of DFSC	2,908	4,533
Total revenues	547,110	514,983

Net losses and loss expenses	343,128	332,872
Amortization of deferred acquisition costs	81,753	74,314
Other underwriting expenses	82,197	73,915
Policyholder dividends	1,910	1,342
Interest	1,635	2,359
Other expenses	3,777	2,323
Total expenses	514,400	487,125

Income before income tax expense	32,710	27,858
Income tax expense	6,388	4,765

Net income	$ 26,322	$ 23,093

Net income per common share:
Class A - basic	$ 1.04	$ 0.92
Class A - diluted	$ 1.02	$ 0.91
Class B - basic and diluted	$ 0.94	$ 0.83

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	20,363,677	20,031,455
Class A - diluted	20,762,385	20,305,558
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 533,431	$ 496,447

Book value per common share
at end of period	$ 15.02	$ 15.63

Return on average equity	6.6%	5.9%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2013	2012
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 240,370	$ 42,100
Available for sale, at fair value	403,652	694,510
Equity securities, at fair value	12,423	8,757
Investments in affiliates	35,685	37,236
Short-term investments, at cost	99,678	23,826
Total investments	791,808	806,429
Cash	27,636	19,801
Premiums receivable	123,905	117,196
Reinsurance receivable	244,239	215,893
Deferred policy acquisition costs	43,628	40,122
Prepaid reinsurance premiums	112,664	111,156
Other assets	41,531	26,292
Total assets	$ 1,385,411	$ 1,336,889

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 495,619	$ 458,827
Unearned premiums	382,735	363,088
Accrued expenses	19,265	17,141
Borrowings under line of credit	58,000	52,000
Subordinated debentures	5,000	20,465
Other liabilities	27,915	25,334
Total liabilities	988,534	936,855
Stockholders' equity:
Class A common stock	218	209
Class B common stock	56	56
Additional paid-in capital	189,116	176,417
Accumulated other comprehensive
(loss) income	(2,313)	26,395
Retained earnings	222,889	209,670
Treasury stock, at cost	(13,089)	(12,713)
Total stockholders' equity	396,877	400,034
Total liabilities and stockholders' equity	$ 1,385,411	$ 1,336,889
CONTACT: Jeffrey D. Miller, Senior Vice President
         & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com